Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 17, 2020, with respect to the audited combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 9, 2020